Exhibit 99.(h)(17)

State Street Bank and Trust Company

The Credit Suisse Funds Listed on Schedule A (the “Funds”)

Combined U.S. Accounting, Administration and Custody Fee Schedule

(Revised June 1, 2009 and supersedes Schedules from January 2007, March 2002 and addendums from August 2004 and October 2004)

The following fee schedule covers administration services for the Funds which are set forth in detail in the Co-Administration Agreement by and between State Street Bank and Trust Company (“State Street”) and the Funds dated March 18, 2002 and the Fund accounting services that are set forth in detail in the Accounting Agreement by and between State Street and the Funds dated June 7, 2002.

Asset Fee:

Fund Net Assets	Annual Fees Per Portfolio
First $5 Billion	5.0 basis points
Next $5 Billion	3.0 basis points
Excess	2.0 basis points

Total net assets of all Funds (inclusive of the Cayman Commodity Fund I and II Ltd) will be used to calculate the fee by multiplying the net assets of the Funds in aggregate by the basis point fees in the above schedule.

Minimum Fee

The minimum fee for the complex will be will be based on $150,000 per fund (exclusive of the Cayman Commodity Fund I and II Ltd) per year. The greater of the Accounting, Administration and Custody fees combined (less out of pockets) or the minimum fee will be accrued to each Fund based on the pro-rata total net asset value of each Fund (inclusive of the Cayman Commodity Fund I and II Ltd).  Charges for additional Funds and classes will be mutually agreed prior to commencement of operations.

State Street Fair Valuation:

State Street Fair Value Service:

•                  State Street processes the client selected confidence interval from FT Interactive Date, as applicable

•                  Comparisons of fair value and closing prices including net impact per security, impact per market, and total NAV effect

•                  Listing of securities that were not fair valued by the client’s vendor

•                  Vendors’ current fair value pricing products do not provide coverage for local significant events or events that might affect only one security or issuer yet clients are still responsible for evaluating whether these securities need to be fair valued.

•                  Provides filtering of securities based on confidence level or exchange

•                  Comparison and analysis of prior night’s closing price to today’s opening price and prior night’s fair valued price

State Street Fair Valuation (Continued):

Annual Fee for Fair valuation Service:

Annual Fee
1 – 5 Portfolios	$4,000
6 – 10 Portfolios	$3,500
11 or more Portfolios	$3,000

Fund Accounting/Administration Out of Pocket Expenses:

Out-of-pocket expenses payable to State Street, to the extent not otherwise paid by the Funds, include but may not be limited to:

•                  The cost of supplies related to Fund records

•                  Travel and lodging for board and operations meetings

•                  Proportionate share of the cost of 3rd Party Audit reviews (i.e., SAS70)

•                  Valuation fees in accordance with the following schedule:

Valuation Fees

Source:	Monthly Quote Charge
Municipal Bonds via Kenny/S&P or Muller Data	$16
Corporate, Municipal, Convertible, Government Bonds and Adjustable Rate Preferred Stocks via IDSI	$13
Government, Corporate Bonds via Kenny/S&P or Muller	$11
Government, Corporate and Convertible Bonds via Merrill Lynch	$11
Foreign Bonds via Extel	$10
Options, Futures and Private Placements	$6
Listed Equities (including International) and OTC Equities	$6

For billing purposes, the monthly quote charge will be based on the number of positions in each Fund at month end.

Fund Accounting/Administration Special Services:

Fees for activities of a non-recurring nature such as Fund consolidations or reorganizations, extraordinary security shipments and the preparation of special reports will be subject to negotiation.  These services include, but are not limited to, the following: self directed securities lending, linkages/feeds with third party lending agents, development of customized reports, and access to State Street systems.

Fees for preparation of financial statements other than those listed in the Co-Administration Agreement between the Funds and State Street will be $3,000 per financial report.

Custody:

Services as described in the applicable custodian contact, including:  maintaining custody of Fund assets, settling portfolio purchases and sales, reporting buy and sell fails, determining and collecting portfolio income, making cash disbursements and reporting cash transactions in local and base currency, withholding foreign taxes, filing foreign taxes and tax reclaims, monitoring corporate actions, and reporting portfolio positions.

International Equity Funds

Global Assets

First $1 billion	6.0 basis points
$1 billion – $3 billion	5.5 basis points
$3 billion – $4 billion	5 basis points
Over $4 billion	4.5 basis points

Global asset schedule subject to renegotiation if over 30% of aggregate foreign portfolio assets invested in Group 3 countries (see below).

Domestic Assets

Asset based fees		.4 basis points

Transactional fees	State Street Repo	$7.00 per trans
	Euroclear\Cedel	$7.00
	DTC/FED/PTC	$8.00
	Physical settlement	$25.00
	Paydown	$4.00

Emerging Market Funds

Global Assets

As set forth per country grouping below

Domestic Assets

See Domestic Fund charges

Custody (Continued):

Country Groupings

Group 1	Group 1	Group 2	Group 3
Argentina	Korea	Bolivia	Bangladesh
Australia	Malaysia	Chile	Botswana
Austria	Mexico	China	Colombia
Belgium	Netherlands	Czech Republic	Cyprus
Brazil	New Zealand	Ecuador	Ghana
Canada	Norway	Egypt	Hungary
Denmark	Philippines	Greece	India
Finland	Portugal	Israel	Ivory Coast
France	Singapore	Poland	Jamaica
Germany	So. Africa	Slovak Republic	Jordan
Hong Kong	Spain	Sri Lanka	Kenya
Indonesia	Sweden	Taiwan	Mauritius
Ireland	Switzerland		Morocco
Italy	Thailand		Namibia
Japan	Turkey		Pakistan
	U.K.		Peru
Russia
Swaziland
Tunisia
Uruguay
Venezuela
Zambia
Zimbabwe

Group 1:	First $200 million		9 basis points
	Next $300 million		8 basis points
	$500 million – $1 billion		7 basis points
	$1 billion – $ 2 billion		6 basis points

Group 2:	First $200 million		25 basis points
	Next $300 million		20 basis points
	$500 million – $1 billion		18 basis points
	$1 billion – $ 2 billion		17 basis points

Group 3:	First $200 million		40 basis points
	Next $300 million		38 basis points
	$500 million – $1 billion		36 basis points
	$1 billion – $ 2 billion		35 basis points

Custody Special Services:

Fees for activities of a non-recurring nature such as fund consolidation or reorganization, extraordinary security shipments and the preparation of special reports will be subject to negotiation.  Fees for SEC yield calculation, fund administration activities, self-directed securities lending transactions, multiple class and core/feeder accounting, and other special items will be negotiated separately.

4

Custody Out of Pocket Expenses:

A billing for the recovery of applicable out-of-pocket expenses will be made as of the end of each month and will consist of the following categories of charges and expenses:

•                  Fed wire charges ($5.25 incoming and $5 outgoing).  There will be no charge for Fed Book Entry transactions.

•                  There will be no fees and charges for the transfer of assets and/or the opening of accounts associated with conversions (including, without limitation, re-registration fees).

•                  Market specific fees shall consist of the following categories only:

Custody-Related Categories

Item
Stamp duties and marketable securities taxes

Registration and scrip fees

Transportation Fees

Tariffs, duties or taxes imposed with respect to services provided pursuant to the data access services addendum to the applicable custodian contract (other than income, franchise or similar taxes which may be imposed or assessed against State Street Bank and Trust Company)

Investment-Related Categories

Item
Crossing and other off-market trading fees

Debit and remittance (inward/outward) fees

Brokerage and foreign exchange commissions

Value added taxes

Mandatory local administrator charges

Market imposed entrance and sustainment fees

All other charges, if any, will be negotiated with the relevant fund.

5

Payment:

The above fees will be paid by the Funds within thirty (30) days following receipt of the respective billing notice, except for any fees or expenses which are subject to good faith dispute.  In the event of such a dispute, the Funds may only withhold that portion of the fee or expense subject to the good faith dispute.  A Fund shall notify State Street in writing within twenty-one (21) calendar days following the receipt of each billing notice if the Fund is disputing any amounts in good faith.  If the Fund does not provide such notice of dispute within the required time, the billing notice will be deemed accepted by the Fund.  The Fund shall settle such disputed amounts within five (5) days of the day on which the parties agree on the amount to be paid by payment of the agreed amount.  If no agreement is reached, then such disputed amounts shall be settled as may be required by law or legal process.

This fee schedule is effective June 1, 2009.  The agreement will continue from year after year thereafter until it is revised as a result of negotiations initiated by either party.

The Credit Suisse Funds Listed on Schedule A		State Street Bank and Trust Company

By:	/s/ Michael Pignataro	By:	/s/ Gary L. French
Name:	Michael Pignataro	Name:	Gary L. French

Title:	Chief Financial Officer	Title:	Senior Vice President

Date:	June 25, 2009	Date:	June 24, 2009

Schedule A – Listing of Funds:

Fund Name	MCH#	Fiscal Year End
Credit Suisse Cayman Commodity Fund I, Ltd	CSN2	October
CS Institutional Fund, Inc. – International Focus Portfolio	TH11	October
Credit Suisse International Focus Fund	TH12	October
Credit Suisse Global Small Cap Fund	TH15	October
Credit Suisse Global Fixed Income Fund	TH16	October
Credit Suisse Small Cap Core Fund	TH40	October
Credit Suisse Large Cap Value Fund	TH42	October
Credit Suisse High Income Fund	TH45	October
Credit Suisse Large Cap Growth Fund	TH50	October
Credit Suisse Mid-Cap Core Fund	TH51	October
Credit Suisse High Yield Bond Fund (DHY)	TH82	October
Credit Suisse Commodity Return Strategy Fund	TH85	October
CS Institutional Fund, Inc. – Asia Bond Portfolio	TH95	October
Credit Suisse Cayman Commodity Fund II, Ltd	CSN1	December
Credit Suisse Trust International Equity Flex I	TH04	December
Credit Suisse Trust International Equity Flex III	TH08	December
Credit Suisse Trust US Equity Flex II	TH20	December
Credit Suisse Trust International Equity Flex II	TH24	December
Credit Suisse Cash Reserve	TH31	December
Credit Suisse Trust US Equity Flex III	TH33	December
Credit Suisse Trust US Equity Flex I	TH34	December
Credit Suisse Large Cap Blend Fund	TH48	December
Credit Suisse Global High Yield	TH60	December
Credit Suisse Trust US Equity Flex IV	TH69	December
Credit Suisse Institutional Prime Portfolio	TH75	December
Credit Suisse Trust Commodity Return Portfolio	TH87	December
Asset Management Income Fund (CIK)	TH96	December